Invesco International Growth Equity Fund                         SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 6/30/2010
File number:       811-05426
Series No.:        24

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                        $  -
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class Y                        $ 96


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                      0.0149
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class Y                      0.0149


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          15
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           1
        Class C                           1
        Class Y                       6,448


74V.  1 Net asset value per share (to nearest cent)
        Class A                      $ 7.96
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                      $ 7.95
        Class C                      $ 7.95
        Class Y                      $ 7.94